Exhibit 99.1

PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 (Todd) /212-896-1206 (Rob)
dbronicki@ormat.com	tfromer@kcsa.com / rfink@kcsa.com

ORMAT TECHNOLOGIES REPORTS 2012 THIRD QUARTER RESULTS

Quarterly revenues increased 23 percent to a record $136.1 million;

(RENO, Nev.) November 6, 2012 - Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the third quarter of 2012.

Quarterly highlights and recent developments:

•	Total revenues increased 23 percent to a record $136.1 million

•	Adjusted EBITDA for the quarter amounted to $48.2 million ($150.5 million for the nine months ended September 30, 2012)

•	Product backlog was $191.6 million as of November 6, 2012

•	Received $47.0 million in cash grants for the McGinness Hills power plant

•	$7.3 million non-cash pre-tax impairment charge and $3.8 million loss on put and swap contracts on oil and natural gas prices resulted in a $0.5 million net loss.

Commenting on the results, Dita Bronicki, chief executive officer of Ormat, stated: “We are pleased with the progress we made during the third quarter. Total revenues rose 23 percent, driven by a strong order pipeline in our product segment. Power plant generation grew by almost 12% as new capacity came on line. Operating income excluding impairment charges and the loss on put and swap contracts amounted to $25.3 million.

“We accomplished a number of key objectives during the third quarter. We took proactive steps to reduce our revenue exposure to natural gas and oil through hedging deals that will provide either a fixed or a minimum rate through 2013. For the long term, we have made progress in the replacement of part of the California SO#4 PPAs with fixed-price PPAs. Additionally, the 30 MW McGinness Hills power plant became fully commercial and received full energy rates through the quarter. We also received $47.0 million in cash grants for McGinness Hills. In Kenya, we signed an agreement for up to $310 million of non-recourse financing for the expansion of our Olkaria III geothermal plant. Out of the first draw under the loan, that is expected shortly, approximately $150 million will be used to refinance corporate loans and therefore replace corporate debt by non-recourse debt.”

Financial Summary

Third Quarter Results

For the three months ended September 30, 2012, total revenues increased by 22.8 percent to $136.1 million from $110.8 million in the third quarter of 2011. Product revenues more than doubled to $54.7 million, from $24.0 million in the three months ended September 30, 2011. Electricity revenues decreased 6.2 percent to $81.5 million, from $86.8 million in the three months ended September 30, 2011.

During the third quarter of 2012, the OREG 4 power plant, which generates electricity using recovered heat and has a carrying value of $10.9 million, was tested for recoverability due to continued low output and was written down to its fair value of $3.6 million, resulting in an impairment loss of $7.3 million.

Operating income for the three months ended September 30, 2012 decreased by $10.0 million to $14.2 million from $24.2 million for the three months ended September 30, 2011. The decrease is principally attributed to the OREG 4 impairment loss, and lower gross margin in our electricity segment resulting mainly from the low gas prices in our SO#4 power purchase agreements in California and $3.8 million loss on put and swap contracts on oil and natural gas prices, offset by the contribution of the new Tuscarora and McGinness power plants and to higher gross margin in our product segment due to the increase in product revenues as a result of new customer orders that were secured in 2011 and 2012.

For the quarter, the company reported net loss of $0.5 million or $0.01 per share (basic and diluted), compared to net income of $1.0 million, or $0.02 per share (basic and diluted), for the same quarter a year ago.

Adjusted EBITDA for the third quarter of 2012 was $48.2 million, compared to $46.7 million for the same quarter last year. Adjusted EBITDA excludes the impairment loss in respect of the OREG 4 power plant. The reconciliation of GAAP net cash used in operating activities to Adjusted EBITDA and additional cash flows information is set forth below.

As of September 30, 2012, cash, cash equivalents and short-term bank deposit were $40.5 million. In addition, as of September 30, 2012, the company has available, committed lines of credit with commercial banks aggregating $487.2 million, of which $85.4 million is unused.

Commenting on the outlook for 2012, Bronicki said, “We expect our 2012 product revenues to be $175 to $180 million and our electricity revenues to be approximately $325 million.”

Nine-Month Results

For the nine months ended September 30, 2012, total revenues increased 27.1 percent to $398.3 million from $313.3 million in the nine months ended September 30, 2011. Net income for the period was $16.2 million, or $0.35 per share (basic and diluted), compared to $0.3 million, or $0.00 per share (basic and diluted), in the same period in 2011. The increase is principally attributable to the $19.2 million increase in operating income and the $9.9 million decrease in interest expense, net of capitalized interest.

Product revenues more than doubled to $149.6 million, from $67.0 million in the nine months ended September 30, 2011. Electricity revenues slightly increased to $248.7 million, up from $246.3 million in the nine months ended September 30, 2011.

Adjusted EBITDA for the nine months ended September 30, 2012 was $150.5 million, compared to $121.6 million for the same period last year. The reconciliation of GAAP net cash provided by operating activities to Adjusted EBITDA and additional cash flows information is set forth below.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters included in this press release at 9 a.m. EST on Wednesday, November 7, 2012. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat’s website.

The webcast will be available approximately two hours after the conclusion of the live call. A replay will be available from 11 a.m. EST on November 7, 2012. Please call: (855) 859-2056 (U.S. and Canada) (404) 537-3406 (International) and enter the replay code: 49596290.

About Ormat Technologies

Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat’s products and systems are covered by 82 U.S. patents. Ormat has engineered and built power plants that it currently owns or has supplied to utilities and developers worldwide, totaling over 1,500 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States - Brady, Brawley, Heber, Jersey Valley, Mammoth, McGinness Hills, Ormesa, Puna, Steamboat, Tuscarora, OREG 1, OREG 2, OREG 3, and OREG 4; in Guatemala - Zunil and Amatitlan; in Kenya – Olkaria III; and, in Nicaragua - Momotombo.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Nine-Month Periods Ended September 30, 2012 and 2011

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$81,452	$86,815	$248,710	$246,273
Product	54,685	24,026	149,616	67,002

Total revenues	136,137	110,841	398,326	313,275

Cost of revenues:
Electricity	61,466	57,941	177,350	186,090
Product	42,130	17,137	108,575	43,276

Total cost of revenues	103,596	75,078	285,925	229,366

Gross margin	32,541	35,763	112,401	83,909
Operating expenses:
Research and development expenses	1,436	2,346	3,948	7,128
Selling and marketing expenses	3,445	2,940	13,033	9,325
General and administrative expenses	6,208	6,269	20,315	20,755
Impairment of a power plant	7,264	—	7,264	—
Write-off of unsuccessful exploration activities	—	—	1,919	—

Operating income	14,188	24,208	65,922	46,701
Other income (expense):
Interest income	280	438	1,004	1,289
Interest expense, net	(15,400)	(23,909)	(44,541)	(54,431)
Foreign currency translation and transaction gains (losses)	615	(2,659)	(1,127)	(1,546)
Income attributable to sale of tax benefits	2,311	2,344	7,417	7,624
Other non-operating income, net	215	347	344	465

Income, before income taxes and equity in losses of investees	2,209	769	29,019	102
Income tax benefit (provision)	(1,479)	305	(11,245)	726
Equity in losses of investees, net	(1,245)	(71)	(1,542)	(552)

Net income (loss)	(515)	1,003	16,232	276
Net income attributable to noncontrolling interest	(67)	(137)	(278)	(252)

Net income (loss) attributable to the Company’s stockholders	$(582)	$866	$15,954	$24

Earnings (loss) per share attributable to the Company’s stockholders - basic and diluted:	$(0.01)	$0.02	$0.35	$—

Weighted average number of shares used in computation of earnings per share attributable to the Company’s stockholders:
Basic	45,431	45,431	45,431	45,431

Diluted	45,431	45,440	45,438	45,442

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of September 30, 2012 and December 31, 2011

(Unaudited)

	September 30, 2012	December 31, 2011
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$37,524	$99,886
Marketable securities	—	18,521
Short -term bank deposit	3,008	—
Restricted cash, cash equivalents and marketable securities	76,296	75,521
Receivables:
Trade	80,166	51,274
Related entity	351	287
Other	10,265	9,415
Due from Parent	196	260
Inventories	17,786	12,541
Costs and estimated earnings in excess of billings on uncompleted contracts	7,704	3,966
Deferred income taxes	1,729	1,842
Prepaid expenses and other	31,497	18,672

Total current assets	266,522	292,185
Unconsolidated investments	3,476	3,757
Deposits and other	27,416	22,194
Deferred charges	38,636	40,236
Property, plant and equipment, net	1,491,411	1,518,532
Construction-in-process	367,762	370,551
Deferred financing and lease costs, net	26,821	28,482
Intangible assets, net	36,319	38,781

Total assets	$2,258,363	$2,314,718

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$96,516	$105,112
Billings in excess of costs and estimated earnings on uncompleted contracts	32,546	33,104
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes (non-recourse)	25,609	21,464
Other loans	13,744	13,547
Full recourse	20,755	20,543

Total current liabilities	189,170	193,770
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes (non-recourse)	329,000	341,157
Other loans	93,015	100,585
Full recourse:
Senior unsecured bonds	250,982	250,042
Other loans	49,869	63,623
Revolving credit lines with banks (full recourse)	187,474	214,049
Liability associated with sale of tax benefits	56,528	69,269
Deferred lease income	67,051	68,955
Deferred income taxes	58,758	54,665
Liability for unrecognized tax benefits	7,139	5,875
Liabilities for severance pay	20,818	20,547
Asset retirement obligation	22,548	21,284
Other long-term liabilities	2,857	4,253

Total liabilities	1,335,209	1,408,074

Equity:
The Company’s stockholders’ equity:
Common stock	46	46
Additional paid-in capital	730,583	725,746
Retained earnings	184,649	172,331
Accumulated other comprehensive income	697	595

	915,975	898,718
Noncontrolling interest	7,179	7,926

Total equity	923,154	906,644

Total liabilities and equity	$2,258,363	$2,314,718

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information

For the Three and Nine-Month Periods Ended September 30, 2012 and 2011

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA as net income before interest, taxes, depreciation and amortization, excluding impairment of long-lived assets. EBITDA and adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net cash provided by or used in operating activities to EBITDA and Adjusted EBITDA for the three and nine-month periods ended September 30, 2012 and 2011:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net cash provided by (used in) operating activities	$(9,695)	$59,008	$62,384	$98,514
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	14,202	23,222	40,931	52,046
Interest income	(280)	(438)	(1,004)	(1,289)
Income tax provision (benefit)	1,479	(305)	11,245	(726)
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	35,236	(34,749)	29,661	(26,977)

EBITDA	40,942	46,738	143,217	121,568
Impairment charge	7,264	—	7,264	—

Adjusted EBITDA	$48,206	$46,738	$150,481	$121,568

Net cash provide by (used in) investing activities	$13,417	$(102,445)	$(53,611)	$(238,186)

Net cash provided by (used in) financing activities	$(32,882)	$58,176	$(71,135)	$115,934

Depreciation and amortization	$26,056	$23,256	$75,813	$71,261